EXHIBIT 10.6
                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made as of May 20, 2005, between CENUCO, INC., a Delaware corporation (the "Company") and STEVEN BETTINGER (the "Executive").

1.       EMPLOYMENT.

The Company shall employ Executive, and Executive shall be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The parties hereby acknowledge that the executive shall perform his duties in Boca Raton, FL and not be required under the terms of this agreement to relocate.

2.       TERM OF EMPLOYMENT.

The term of Executive's employment under this Agreement shall begin on the date of this Agreement and continue for a period of three (3) years until May 19, 2008 (the "Term"), unless Executive's employment is sooner terminated in accordance with Section 5 below.

3.       DUTIES AND RESPONSIBILITIES.

         (a) Executive shall as Vice President of Corporate Development and Investor Relations, and report to Joseph Falsetti, Chairman and Chief Executive Officer. In such capacity, Executive shall perform such duties as may be assigned to Executive from time to time by the Board of Directors of the Company or the Chief Executive Officer of the Company.

         (b) Executive shall faithfully serve the Company and its affiliates, devote Executive's full working time, attention and energies to the business of the Company and its affiliates and perform the duties under this Agreement to the best of Executive's abilities. Executive may make and manage his personal investments provided the management of such investments do not impede Executive's ability to perform his duties hereunder and such investments in other activities do not violate, in any material respect, the provisions of
                  Section 8 of this Agreement.

         (c) Executive shall (i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) comply with the Company's rules, procedures, policies, requirements, and directions; and (iii) not engage in any other business or employment without the written consent of the Company.

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4.       COMPENSATION AND BENEFITS.

         (a)      BASE SALARY.

         During the Employment Term, the Company shall pay Executive a base salary at the annual rate of two hundred fifty thousand ($250,000) dollars per year, or such higher rate as may be determined from time to time by the Company ("Base Salary"). Such Base Salary shall be paid in accordance with the Company's standard payroll practice for executives.

         (b)      EXPENSE REIMBURSEMENT.

         The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties hereunder in accordance with the Company's customary practices applicable to executives, including an automobile expense not to exceed $900.00 per month, provided that such expenses are incurred and accounted for in accordance with the Company's policy.

         (c)      BENEFIT PLANS.

         Executive shall be eligible to participate in or receive benefits under any profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other fringe benefit plan, generally made available by the Company to executives working pursuant to this form of Agreement (hereinafter referred to as "similarly situated executives").

         (d)      STOCK OPTION PLAN.

         Executive shall also be eligible to receive options to purchase shares of the Company's common stock based upon performance objectives to be determined at the sole discretion of the Board of Directors (or Compensation committee) of the Company from time to time.

5.       TERMINATION OF EMPLOYMENT.

Executive's employment hereunder may be terminated under the following circumstances:

         (a)      DEATH.

         Executive's employment hereunder shall terminate upon Executive's death.

         (b)      TOTAL DISABILITY.

         The Company may terminate Executive's employment hereunder upon Executive becoming "Totally Disabled". For purposes of this Agreement, Executive shall be

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         "Totally Disabled" if Executive is physically or mentally incapacitated so as to render Executive incapable of performing Executive's duties under this Agreement. Executive's receipt of disability benefits under the Company's long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the Company's Board of Directors may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled.

         (c)      TERMINATION BY THE COMPANY FOR CAUSE.

         The Company may terminate Executive's employment hereunder for "Cause" at any time upon written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean any of the following:

                  (i) conviction of a crime (including conviction on a nolo contendere plea) involving a felony;

                  (ii) material failure to perform employment duties after thirty (30) days' written notice by certified mail of such failure to perform;

                  (iii) fraud or embezzlement;

                  (iv) any act of gross misconduct (whether in connection with Executive's responsibilities as an employee of the Company or otherwise) that either materially impairs the Company's business, goodwill or reputation or materially compromises Executive's ability to represent the Company with the public; or

                  (v) breach of any of the covenants set forth in Section 8 hereof.

         (d)      VOLUNTARY TERMINATION BY EXECUTIVE.

         Executive may terminate employment hereunder at any time by providing ninety (90) days' written notice to the Company.

         (e)      TERMINATION BY THE COMPANY WITHOUT CAUSE.

         The Company may terminate Executive's employment hereunder without Cause at any time upon written notice to Executive.

6.       COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the following compensation and benefits upon such termination:

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         (a)      TERMINATION BY REASON OF DEATH.

         In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay the following amounts to Executive's beneficiary or estate:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement; a pro-rata annual incentive compensation payment to the extent payments are awarded to similarly situated executives and paid at the same time as similarly situated executives are paid; immediate vesting of benefits (including Company contributions) in profit sharing and savings plan; and any vacation accrued to the date of death.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) As of the date of termination by reason of Executive's death, stock options awarded to Executive shall be fully vested. Executive's estate or beneficiary shall have up to ninety (90) days from the date of death to exercise all such options.

         (b)      TERMINATION BY REASON OF TOTAL DISABILITY.

         In the event that Executive's employment is terminated by reason of Executive's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination. Executive shall also be eligible for a bonus or incentive compensation payment to the extent such awards are made to similarly situated executives, pro-rated for the year in which Executive is terminated and paid at the same time as similarly situated executives are paid.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) As of the date of termination by reason of Executive's total disability, Executive shall be fully vested in all stock option awards. Executive shall have up to ninety (90) days from the date of termination by reason of total disability to exercise all such options.

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         (c)      TERMINATION FOR CAUSE.

         In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 5(c), the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

                  (ii) As of the date of termination by reason of cause, Executive shall forfeit unexercised options and other outstanding awards. Vested options must be exercisable within 30 days after termination.

         (d)      VOLUNTARY TERMINATION BY EXECUTIVE.

         In the event that Executive terminates employment pursuant to Section 5(d), and other than for a resignation tendered pursuant to Section 7 of this Agreement, the Company shall pay the following amounts to
         Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (e)      TERMINATION BY THE COMPANY WITHOUT CAUSE.

         In the event that Executive's employment is terminated by the Company pursuant to Section 5(e) for reasons other than death, Total Disability or Cause, the Company shall pay the following amounts to Executive:

                  (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

                  (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                  (iii) An amount equal to the Base Salary that would have been payable to Executive during the remaining Term and payable in equal monthly installments over the remaining Term.

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                  (iv) The Company at its expense will continue for Executive and Executive's spouse and dependents, all health benefit plans, programs or arrangements, whether group or individual, in which Executive was entitled to participate at any time during the twelve-month period prior to the date of termination, until (A) the date that the Term of employment would have ended but for the termination; (B) Executive's death (provided that benefits payable to Executive's beneficiaries shall not terminate upon Executive's death); or
                  (C) with respect to any particular plan, program or arrangement, the date Executive becomes covered by a comparable benefit by a subsequent employer. In the event that Executive's continued participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program, or arrangement, for such period.

                  (v) Except to the extent prohibited by law, Executive will be 100% vested in all benefits, awards, and grants accrued but unpaid as of the date of termination under any pension plan, profit sharing plan, supplemental and/or incentive compensation plans, and stock option plans in which Executive was a participant as of the date of termination. Executive shall have up to ninety (90) days from the date of termination to exercise stock options.

         (f)      NO OTHER BENEFITS OR COMPENSATION.

         Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

         (g)      SUSPENSION OR TERMINATION OF BENEFITS AND COMPENSATION.

         In the event that the Company, in its sole discretion determines that, without the Company's express written consent, Executive has

                  (i) directly or indirectly engaged in, assisted or have any active interest or involvement whether as an employee, agent, consultant, advisor, officer, director, proprietor, or any type of principal whatsoever, in any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates, or

                  (ii) directly or indirectly, for or on behalf of any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates (A) solicited or accepted from any person or entity who is or was a client of the Company during the term of Executive's employment hereunder or during any of the twelve calendar months preceding or following the termination of Executive's employment any business for services similar to those rendered by the

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                  Company, (B) requested or advised any present or future
                  customer of the Company to withdraw, curtail or cancel its business dealings with the Company, or (C) requested or advised any employee of the Company to terminate his or her employment with the Company; the Company shall have the right to suspend or terminate any or all remaining benefits payable pursuant to Section 6 of this Agreement. Such suspension or termination of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive.

7. RESIGNATION BY EXECUTIVE FOR GOOD REASON AND COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL.

         (a)      RESIGNATION FOR GOOD REASON FOLLOWING CHANGE IN CONTROL.

         In the event a "Change in Control" occurs, Executive will be paid the compensation described in Section 6(e) if Executive resigns or is terminated (both a "resignation" and "termination" being referred to as "termination" for the purposes of this Section 7) from employment with the Company at any time prior to the six (6) month anniversary of the date of the Change in Control following the occurrence of any of the following events:

                  (i) without Executive's express written consent, the assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities and status with the Company immediately before a Change in Control, or a change in Executive's reporting, responsibilities, titles or offices as in effect immediately before a Change in Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with the termination of Executive's employment as a result of death, or by the Company for Total Disability or Cause, or by Executive other than for the reasons described in this Section 7(a);

                  (ii) a reduction by the Company in Executive's Base Salary as in effect immediately before a Change in Control;

                  (iii) the failure of the Company substantially to maintain and to continue Executive's participation in the Company's benefit plans as in effect immediately before a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately before a Change in Control, unless such reduction or termination is required by law;

                  (iv) the failure of the Company to provide Executive with an appropriate adjustment to compensation such as a lump sum relocation bonus, salary adjustment and/or housing allowance so that Executive can purchase comparable

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                  primary housing if required to relocate (it being the
                  intention of this Section 7[a][iv] to keep the Executive "whole" if required to relocate). In this regard, comparable housing shall be determined by comparing factors such as location (taking into account, by way of example, items such as the value of the surrounding neighborhood, reputation of the public school district, if applicable, security and proximity to Executive's place of work), quality of construction, design, age, size of the housing and the ratio of the monthly payments including principle, interest, taxes and insurance to the Executive's take home pay, to housing most recently owned by Executive prior to, or as of the effective date of the change of control;

                  (v) the failure by the Company to pay Executive any portion of Executive's current compensation, or any portion of Executive's compensation deferred under any plan, agreement or arrangement of or with the Company, within seven (7) days of the date such compensation is due; or

                  (vi) the failure by the Company to obtain an assumption of, and agreement to perform the obligations of the Company under this Agreement by any successor to the Company.

         (b)      CHANGE IN CONTROL.

         For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

                  (i) Any transfer to, assignment to, or any acquisition by any person, corporation or other entity, or group thereof, of the beneficial ownership, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of any securities of the Company, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) As a result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

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8.       RESTRICTIVE COVENANTS

         (a)      COMPETITIVE ACTIVITY.

         Executive covenants and agrees that at all times during Executive's period of employment with the Company, and during the period that payments are made to Executive pursuant to Section 6 of this Agreement, Executive will not engage in, assist, or have any active interest or involvement (whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in any business that is competitive with the business of the Company (or any affiliate of the Company). Executive further agrees that for a period of one (1) year after the date payments made to Executive pursuant to Section 6 of this Agreement cease, or for a period of two (2) years following the date of termination, whichever is later, Executive will not, directly or indirectly, within 75 miles of any operating location of the Company (or any affiliate of the Company), engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less that 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in any business that is competitive with the business of the Company (or any affiliate of the Company).

         (b)      NON-SOLICITATION.

         Executive covenants and agrees that at all times during Executive's period of employment with the Company, and for a period of one (1) year after the date payments made to Executive pursuant to Section 6 of this Agreement cease, or two (2) years after the date of termination of the Executive's employment for any reason, whichever date is later, Executive will not directly or indirectly (i) induce any customers of the Company (or its affiliates) to patronize any similar business which competes with the business of the Company; (ii) canvass, solicit or accept any similar business from any customer of the Company (or its affiliates); (iii) directly or indirectly request or advise any customers of the Company (or its affiliates) to withdraw, curtail, materially amend or cancel such customer's business with the Company; or (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company (or its affiliates).

         (c)      NON-DISPARAGEMENT.

         Executive covenants and agrees that Executive shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of affiliates of the Company.

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         (d)      PROTECTED INFORMATION.

         Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential or proprietary information concerning the Company and its affiliates of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information"). Executive therefore covenants and agrees that Executive will not at any time, either while employed by the Company or afterwards, make any independent use of, or disclose to any other person or organization any of the Protected Information.

9.       ENFORCEMENT OF COVENANTS.

         (a)      TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION.

         Executive agrees that any breach by Executive of any of the covenants set forth in Section 8 hereof during Executive's employment by the Company, shall be grounds for immediate termination of employment for cause and forfeiture of any accrued and unpaid salary, bonus, commissions or other compensation of such Executive as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Executive.

         (b)      RIGHT TO INJUNCTION.

         Executive acknowledges that a breach of the covenants set forth in
         Section 8 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach of anticipatory breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; (i) injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the Company to enforce the covenants set forth in this section.

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         (c)      SEPARABILITY OF COVENANTS.

         The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

10.      WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11.      NON-DISCLOSURE OF AGREEMENT TERMS.

Executive agrees that Executive will not disclose the terms of this Agreement to any third party other than Executive's immediate family, attorney, accountants, or other consultants or advisors who need to know or except as may be required by any governmental authority.

12.      SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

13.      ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the

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reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred.

14.      ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its affiliates relating to the terms of Executive's employment by the Company. It may not be amended except by a written agreement signed by both parties.

15.      GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

16.      NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

         To the Company:

                  Joseph Falsetti
                  Lander Co., Inc.
                  2000 Lenox Drive
                  Suite 202
                  Lawrenceville, NJ 08648


         To Executive:

                  Steven Bettinger
                  c/o Cenuco, Inc.
                  6421 Congress Avenue
                  Boca Raton, Florida 33487

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17.      MISCELLANEOUS.

         (a)      WAIVER.

         The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (b)      SEPARABILITY.

         Subject to Section 9 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

         (c)      HEADINGS.

         Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

         (d)      RULES OF CONSTRUCTION.

         Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

         (e)      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

                    [Remainder of Page Intentionally Blankl]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CENUCO, INC.


By:  /s/ Joseph Falsetti                              Date:  May 20, 2005
   --------------------------------
Name:    Joseph Falsetti
Title:   Chairman & Chief Executive Officer


EXECUTIVE

     /s/ Steven Bettinger                             Date:  May 20, 2005
   --------------------------------
Name:    Steven Bettinger

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